AGREEMENT
                                       OF
                            REORGANIZATION AND MERGER

                                      among

                      Electro Scientific Industries, Inc.,
                             an Oregon corporation,

                               MicroVision Corp.,
                            a Minnesota corporation,

                             Magellan Merger Corp.,
                            a Minnesota corporation,

                                       and

                               The Shareholders of
                                MicroVision Corp.


                                January 28, 1999

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I    THE MERGER........................................................2
      1.1    The Merger........................................................2
      1.2    Effect of Merger..................................................2
             1.2.1     The Surviving Corporation...............................2
             1.2.2     Directors and Officers..................................3
      1.3    Merger Consideration..............................................3
             1.3.1     MicroVision Stock.......................................3
             1.3.2     Merger Corp. Stock......................................4
             1.3.3     Options.................................................4
      1.4    Surrender and Cancellation of Certificates........................5
             1.4.1     Surrender of Certificates...............................5
             1.4.2     No Fractional Shares....................................6
             1.4.3     Escheat.................................................6
      1.5    Closing...........................................................6
      1.6    Subsequent Actions................................................7
      1.7    Sale of ESI Common Stock..........................................7
             1.7.1     Unregistered Shares.....................................7
             1.7.2     Stock Certificate Legends...............................8
             1.7.3     Registration............................................9
             1.7.4     Indemnity..............................................10
      1.8    Section 338(h)(10) Election......................................11

ARTICLE II   FURTHER AGREEMENTS...............................................11
      2.1    [INTENTIONALLY OMITTED]..........................................11
      2.2    Escrow Agreement.................................................11
      2.3    Noncompetition and Nonsolicitation...............................12
      2.4    Asset Purchase Agreement.........................................12
      2.5    Resignation and Release..........................................12

ARTICLE III  REPRESENTATIONS AND WARRANTIES...................................12
      3.1    Representations and Warranties of MicroVision and
             the Shareholders.................................................12
             3.1.1     Organization and Status................................12
             3.1.2     Capitalization.........................................13
             3.1.3     Authority..............................................14
             3.1.4     Governmental Filings...................................14
             3.1.5     Investments; Subsidiaries..............................15
             3.1.6     No Adverse Consequences................................15
             3.1.7     Financial Statements...................................15
             3.1.8     Undisclosed Liabilities; Returns.......................17
             3.1.9     Absence of Certain Changes or Events...................18

             3.1.10    Prohibited Payments....................................20
             3.1.11    Litigation.............................................20
             3.1.12    Compliance with Laws; Judgments........................20
             3.1.13    Employment Matters.....................................21
                       3.1.13.1   Labor Matters...............................21
                       3.1.13.2   Employee Benefits...........................22
                       3.1.13.3   Employment Agreements.......................23
                       3.1.13.4   Compensation................................24
                       3.1.13.5   Confidentiality and Inventions Agreements...25
             3.1.14    Title to and Condition of Real Property................25
             3.1.15    Title to and Condition of Fixed Assets.................26
             3.1.16    Intellectual Property..................................26
                       3.1.16.1   Title.......................................26
                       3.1.16.2   Year 2000...................................27
             3.1.17    Certain Contracts and Arrangements.....................27
             3.1.18    Status of Contracts....................................28
             3.1.19    Insurance..............................................29
             3.1.20    Permits and Licenses...................................30
             3.1.21    Taxes..................................................31
                       3.1.21.1   Returns.....................................31
                       3.1.21.2   Taxes Paid or Reserved......................32
                       3.1.21.3   S Election..................................32
                       3.1.21.4   Liability for S Corporation Taxes...........33
                       3.1.21.5   Definition..................................33
             3.1.22    Related Party Interests................................33
             3.1.23    No Powers of Attorney or Restrictions..................34
             3.1.24    [Environmental Conditions..............................35
                       3.1.24.1   Compliance..................................35
                       3.1.24.2   Hazardous Substances........................35
                       3.1.24.3   Filings and Notices.........................36
                       3.1.24.4   Definitions.................................36
             3.1.25    Consents and Approvals.................................37
             3.1.26    Records................................................37
             3.1.27    [INTENTIONALLY OMITTED]................................37
             3.1.28    Bank Accounts..........................................37
             3.1.29    Product Warranties.....................................37
             3.1.30    Inventories............................................38
             3.1.31    Product Liability......................................38
             3.1.32    Backlog and Customer Information.......................38
             3.1.33    [INTENTIONALLY OMITTED]................................38
             3.1.34    Brokers and Finders....................................38
             3.1.35    Reliance...............................................39
             3.1.36    Customer Programs......................................39
             3.1.37    Liabilities Incurred in Ordinary Course................39
             3.1.38    [INTENTIONALLY OMITTED]................................39

             3.1.39    [INTENTIONALLY OMITTED]................................39
             3.1.40    [INTENTIONALLY OMITTED]................................39
             3.1.41    [INTENTIONALLY OMITTED]................................39
             3.1.42    [INTENTIONALLY OMITTED]................................39
             3.1.43    [INTENTIONALLY OMITTED]................................39
             3.1.44    [INTENTIONALLY OMITTED]................................39
             3.1.45    [INTENTIONALLY OMITTED]................................39
             3.1.46    Definition of Knowledge................................40
      3.2    Representations and Warranties of ESI............................40
             3.2.1     Organization and Status................................40
             3.2.2     Capitalization.........................................40
             3.2.3     Corporate Authority....................................41
             3.2.4     Governmental Filings...................................41
             3.2.5     SEC Reports and Financial Statements...................41
             3.2.6     No Adverse Consequences................................42
             3.2.7     Brokers and Finders....................................42
      3.3    Representations and Warranties Relating to Merger Corp...........42
             3.3.1     Organization and Status................................43
             3.3.2     Capitalization.........................................43
             3.3.3     Corporate Authority....................................43
             3.3.4     Governmental Filings...................................43

ARTICLE IV COVENANTS..........................................................44
      4.1    Mutual Covenants.................................................44
             4.1.1     Consents and Approvals.................................44
             4.1.2     Reasonable Efforts.....................................44
             4.1.3     Pooling Matters........................................44
             4.1.4     Tax Matters............................................45
                       4.1.4.1    Tax Matters After Closing...................45
                       4.1.4.2    Audits......................................46
                       4.1.4.3    Waivers.....................................46
             4.1.5     Confidentiality........................................47
      4.2    Covenants of MicroVision.........................................47
             4.2.1     Conduct of Business....................................47
             4.2.2     Investigations.........................................49
             4.2.3     No Negotiations with Others............................50
      4.3    Covenants of ESI and Merger Corp.................................50
             4.3.1     Conduct of Business....................................50
             4.3.2     Issuance of Certificates...............................50
             4.3.3     Amendment of Chart Documents...........................51
             4.3.4     Control of Merger Corp.................................51
             4.3.5     Subsequent Stock Repurchases...........................51
             4.3.6     Ownership of Surviving Corporation and Merger Corp.....51
             4.3.7     Subsequent Transactions................................51
             4.3.8     Ownership of MicroVision; Continuity of
                       Business Enterprise....................................52

             4.3.9     Payment of Expenses....................................52
             4.3.10    Investment Company.....................................52

ARTICLE V    CONDITIONS.......................................................53
      5.1    Conditions to the Obligations of All Parties.....................53
             5.1.1     Regulatory Approvals...................................53
             5.1.2     Litigation.............................................53
             5.1.3     Asset Purchase Agreement...............................53
             5.1.4     Poolability Opinion....................................53
      5.2    Conditions to the Obligations of MicroVision and the
             Shareholders.....................................................54
             5.2.1     Representations, Warranties and Covenants..............54
             5.2.2     No Material Adverse Change.............................54
             5.2.3     Opinion of Counsel.....................................55
             5.2.4     Tax Opinion............................................55
      5.3    Conditions to the Obligations of ESI and Merger Corp.............55
             5.3.1     Representations, Warranties and Covenants..............55
             5.3.2     Opinion of Counsel.....................................56
             5.3.3     [INTENTIONALLY OMITTED]................................56
             5.3.4     Investment Representations Certificates................56
             5.3.5     No Material Adverse Change; Completion of Inspection...56
                       5.3.5.1 No Material Adverse Change.....................56
                       5.3.5.2 Completion of Investigation....................56
             5.3.6     [INTENTIONALLY OMITTED]................................56
             5.3.7     Related Party Agreements...............................57
             5.3.8     Shareholder Approval...................................57
             5.3.9     Employee Agreements....................................57
             5.3.10    Escrow Agreement.......................................57
             5.3.11    Noncompetition Agreements..............................57
             5.3.12    Asset Purchase Agreement...............................57
             5.3.13    Updated Financial and Other Information................57
             5.3.14    Pooling Opinion........................................58
             5.3.15    [INTENTIONALLY OMITTED]................................58
             5.3.16    [INTENTIONALLY OMITTED]................................58
             5.3.17    Resignation and Release................................58

ARTICLE VI   SURVIVAL AND INDEMNIFICATION.....................................58
      6.1    Survival.........................................................58
      6.2    Scope of Indemnification.........................................58
      6.3    Escrow...........................................................59
      6.4    Limitations......................................................59
             6.4.1     Minor Claims...........................................59
             6.4.2     Escrowed Property......................................59
             6.4.3     Effect of Payment......................................60
             6.4.4     Sole and Exclusive Remedy..............................60
             6.4.5     Limitation Based Upon Knowledge........................60

      6.5    Claim Procedure for Indemnification..............................60
             6.5.1     Notice.................................................60
             6.5.2     Response to Third Party Claim..........................61
             6.5.3     Diligent Conduct.......................................61

ARTICLE VII  TERMINATION......................................................61
      7.1    Termination by Mutual Consent....................................61
      7.2    Termination by Either MicroVision or ESI.........................61
      7.3    Effect of Termination and Abandonment............................62

ARTICLE VIII  MISCELLANEOUS AND GENERAL.......................................62
      8.1    Payment of Expenses..............................................62
      8.2    Entire Agreement.................................................63
      8.3    Assignment.......................................................63
      8.4    Binding Effect; No Third Party Benefit...........................63
      8.5    Amendment and Modification.......................................63
      8.6    Waiver of Conditions.............................................63
      8.7    Counterparts.....................................................64
      8.8    Captions.........................................................64
      8.9    Subsidiary.......................................................64
      8.10   Notices..........................................................64
      8.11   Choice of Law; Venue.............................................65
      8.12   Separability.....................................................66
      8.13   Supplementation of Disclosure Schedules..........................66

                                    EXHIBITS

      A   -  Plan of Merger
      B   -  Form of Employee Confidentiality and Assignment Agreement
      C   -  Form of Pledge and Escrow Agreement
      D   -  Form of Noncompetition and Nonsolicitation Agreement
      E   -  Form of Asset Purchase Agreement
      F   -  Form of Resignation and Release
      G   -  Form of Employee Confidentiality and Invention Agreement
      H-1 -  Opinion Certificate
      H-2 -  Opinion Certificate
      H-3 -  Poolability Opinion
      I   -  Form of Investment Representations Certificate

                                    SCHEDULES

           Schedule                                                         Page
           --------                                                         ----

3.1        Representations and Warranties of MicroVision
           and the Shareholders                                              12
3.1.1      Organization and Status                                           12
3.1.2      Capitalization                                                    13
3.1.4      Governmental Filings                                              14
3.1.5      Investments; Subsidiaries                                         15
3.1.6      No Adverse Consequences                                           15
3.1.7      Financial Statements                                              15
3.1.8      Undisclosed Liabilities; Returns                                  17
3.1.9      Absence of Certain Changes or Events                              18
3.1.11     Litigation                                                        20
3.1.12     Compliance with Laws; Judgments                                   20
3.1.13     Employment Matters                                                21
3.1.13.1   Labor Matters                                                     21
3.1.13.2   Employee Benefits                                                 22
3.1.13.3   Employment Agreements                                             23
3.1.13.4   Compensation                                                      24
3.1.13.5   Confidentiality and Inventions Agreements                         25
3.1.14     Title to and Condition of Real Property                           25
3.1.15     Title to and Condition of Fixed Assets                            26
3.1.16     Intellectual Property                                             26
3.1.16.1   Title                                                             26
3.1.16.2   Year 2000                                                         27
3.1.17     Certain Contracts and Arrangements                                27
3.1.18     Status of Contracts                                               28
3.1.19     Insurance                                                         29
3.1.20     Permits and Licenses                                              30
3.1.21     Taxes                                                             31
3.1.21.1   Returns                                                           31
3.1.22     Related Party Interests                                           33
3.1.23     No Powers of Attorney or Restrictions                             34
3.1.24     Environmental Conditions                                          35
3.1.24.1   Compliance                                                        35
2.1.24.2   Hazardous Substances                                              35
3.1.24.3   Filings and Notices                                               36
3.1.25     Consents and Approvals                                            37
3.1.29     Product Warranties                                                37
3.1.30     Inventories                                                       38
3.1.32     Backlog and Customer Information                                  38
3.1.36     Customer Programs                                                 39

                                 INDEX OF TERMS


Term                                        Section                         Page
----                                        -------                         ----

Act                                         Section 1.7.1                     7
Agreement                                   Preamble                          1
Articles of Incorporation                   Section 3.1.1                     13
Asset Purchase Agreement                    Section 3.1.14                    25
Bylaws                                      Section 3.1.1                     13
Claim Notice                                Section 6.5.1                     60
Closing                                     Section 1.5                       6
Closing Date                                Section 1.5                       6
Code                                        Recital B                         1
Condition Completion Date                   Section 1.5                       7
Contest                                     Section 4.1.4.2                   46
Contracts                                   Section 3.1.18                    28
Conversion Ratio                            Section 1.3                       3
Conversion Ratio Denominator                Section 1.3                       3
Conversion Ratio Numerator                  Section 1.3                       3
Current Balance Sheet                       Section 3.1.7                     15
Damages                                     Section 6.2                       58
Effective Time                              Section 1.1                       2
Environmental Law                           Section 3.1.24.4                  36
ERISA                                       Section 3.1.13.2                  22
ERISA Plans                                 Section 3.1.13.2                  22
Escrow Agreement                            Section 2.2                       11
Escrowed Property                           Section 6.3                       59
ESI                                         Preamble                          1
ESI Common Stock                            Section 1.1                       2
ESI SEC Reports                             Section 3.2.5                     42
Financial Statements                        Section 3.1.7                     16
Governmental Entity                         Section 3.1.4                     14
Hart Scott Rodino Act                       Section 3.1.4                     14
Hazardous Substance                         Section 3.1.24.4                  37
Indemnified Parties                         Section 6.2                       58
Intellectual Property                       Section 3.1.16.1                  26
Leased Real Property                        Section 3.1.14                    25
Material Adverse Change                     Section 5.2.2                     54
Material Adverse Effect                     Section 5.2.2                     54
MBCA                                        Section 1.2.1                     2
Merger                                      Section 1.1                       2
Merger Consideration                        Section 1.3                       3
Merger Corp.                                Preamble                          1
MicroVision                                 Preamble                          1

Term                                        Section                         Page
----                                        -------                         ----

MicroVision Common Stock                    Section 1.1                       2
MicroVision Disclosure Schedule             Section 3.1                       12
MicroVision Option Agreement                Section 3.1.2                     12
Minnetonka                                  Section 2.4                       11
1933 Act                                    Section 1.7.3                     9
Noncompetition Agreements                   Section 2.3                       12
Options                                     Section 1.3.3                     4
Permits                                     Section 3.1.20                    30
Policies                                    Section 3.1.19                    29
Pooling Opinion                             Section 5.3.14                    58
Previously Leased Real Property             Section 3.1.14                    25
Randgaard                                   Preamble                          1
Registration Statement                      Section 1.7.3                     9
Returns                                     Section 3.1.21.1                  31
S Short Year                                Section 4.1.4.1                   45
SEC                                         Section 1.7.3                     9
Shareholders                                Preamble                          1
Sjolund                                     Preamble                          1
Subsidiary                                  Section 8.9                       64
Surviving Corporation                       Section 1.2.1                     2
Tangible Personal Property                  Section 3.1.15                    26
Taxes                                       Section 3.1.21.5                  33
Third Party Claim                           Section 6.5.2                     61
Year 2000 Compliant                         Section 3.1.16.2                  27

                                    AGREEMENT

                                       OF

                            REORGANIZATION AND MERGER


     THIS AGREEMENT OF REORGANIZATION AND MERGER (this "Agreement") is entered into as of January 28, 1999 among Electro Scientific Industries, Inc., an Oregon corporation ("ESI"), MicroVision Corp., a Minnesota corporation ("MicroVision"), Magellan Merger Corp., a Minnesota corporation ("Merger Corp."), and Thomas M. Randgaard ("Randgaard"), Paul R. Sjolund ("Sjolund") and Mark W. Tschurr ("Tschurr") (collectively, the "Shareholders").

                                    RECITALS

     A. The Boards of Directors of ESI and MicroVision have determined that it is in the best interests of their respective shareholders for ESI to acquire MicroVision upon the terms and subject to the conditions set forth herein.

     B. It is intended that the Merger (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

     In consideration of the foregoing Recitals, the mutual representations, warranties, covenants, agreements and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. Pursuant to the laws of the States of Minnesota, and subject to and in accordance with the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit A, Merger Corp. shall be merged with and into MicroVision, and the outstanding shares of MicroVision Common Stock, par value $.0005 (the "MicroVision Common Stock") shall be converted into shares of ESI Common Stock (the "ESI Common Stock"), in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(1)(A) and (a)(2)(E) of the Code. MicroVision and Merger Corp. shall execute Articles of Merger, to be filed with the Secretary of State of Minnesota on the Closing Date, as defined in Section 1.5, or as soon thereafter as practicable. The merger of Merger Corp. with and into MicroVision (the "Merger") shall take effect (the "Effective Time") upon the time when the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota, or at such other time as the parties may agree upon in writing pursuant to applicable law.

     1.2 Effect of Merger.

          1.2.1 The Surviving Corporation. At the Effective Time, Merger Corp. shall be merged with and into MicroVision in the manner and with the effect provided by the Minnesota Business Corporation Act (the "MBCA"), the separate corporate existence of Merger Corp. shall cease and MicroVision shall be the surviving corporation (the "Surviving Corporation"). The outstanding shares of MicroVision Common Stock shall be converted into shares of ESI Common Stock, and the outstanding shares of capital stock of Merger Corp. shall be converted into shares of capital stock of the Surviving Corporation, all on the basis, terms and conditions described in Section 1.3.

          1.2.2 Directors and Officers. The officers and directors of MicroVision prior to the Effective Time shall be deemed resigned for all purposes and at and as of the Effective Time, the directors and officers of the Surviving Corporation shall be as follows:

          Directors

          Donald R. VanLuvanee
          Joseph L. Reinhart

          Officers

          Donald R. VanLuvanee         President and Chief Executive Officer
          Joseph L. Reinhart           Vice President and Secretary

     1.3 Merger Consideration. Each share of MicroVision Common Stock outstanding immediately before the Effective Time will be converted into the right to receive a fraction of a share of ESI Common Stock (such ESI Common Stock, the "Merger Consideration") that equals the ratio (the "Conversion Ratio," which will be rounded to the nearest .0001 of a share) determined by dividing the Conversion Ratio Numerator by the Conversion Ratio Denominator where:

          (a) the "Conversion Ratio Numerator" will be 994,000 shares of ESI Common Stock; and

          (b) the "Conversion Ratio Denominator" will be equal to the number of shares of MicroVision Common Stock outstanding immediately before the Effective Time plus the number of shares of MicroVision Common Stock that are issuable as of the Closing Date upon the exercise of the Options (as defined in Section 1.3.3).

          1.3.1 MicroVision Stock. Each share of MicroVision Common Stock that is outstanding immediately before the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into the right to receive the Merger Consideration.

          1.3.2 Merger Corp. Stock. Each share of Common Stock of Merger Corp. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into and become one share of common stock of the Surviving Corporation. After the Effective Time, ESI, the sole holder of shares of Merger Corp. common stock outstanding immediately prior to the Effective Time, shall, upon surrender for cancellation of a certificate representing such shares to the Surviving Corporation, be entitled to receive in exchange therefore a certificate representing the number of shares of common stock of the Surviving Corporation into which such shares of Merger Corp. common stock have been converted pursuant to this Section 1.3.2. Until so surrendered, the certificates which prior to the Merger represented shares of Merger Corp. common stock shall be deemed, for all corporate purposes, including voting entitlement, to evidence ownership of the shares of the Surviving Corporation common stock into which such shares of Merger Corp. common stock shall have been converted.

          1.3.3 Options. Except as otherwise provided in this Section 1.3.3, the terms and provisions of any stock options held by MicroVision option holders, all of which are identified in Schedule 3.1.2 (the "Options"), shall continue in full force and effect following the Merger. At the Effective Time, and without any further action on the part of any holder thereof, and pursuant to the terms of the MicroVision Option Agreement, each Option shall be fully vested and exercisable, and shall be assumed by ESI and shall be converted into an option to purchase the whole number of shares of ESI Common Stock which the holder of the Option would have been entitled to receive had such holder exercised the Option in full immediately prior to the Effective

Time (whether or not such Option shall then have been exercisable) (rounded to the nearest whole number). The exercise price per share shall be adjusted by dividing the stated exercise price by the Conversion Ratio. The term, exercisability, vesting schedule, and all other terms and conditions of the Options will to the extent permitted by law and otherwise reasonably practicable be unchanged.

     1.4 Surrender and Cancellation of Certificates.

          1.4.1 Surrender of Certificates. Upon the Effective Time, each holder of shares of MicroVision Common Stock outstanding immediately prior to the Effective Time, upon surrender to ESI or its agent designated for such purpose of a certificate or certificates representing such shares, along with any letters of transmittal, stock powers duly endorsed in blank with respect to shares of ESI Common Stock escrowed as provided for in Section 6.3, or other documents as may be reasonably requested by ESI or its agent, shall be entitled to receive (x) a certificate representing the number of shares of ESI Common Stock into which such shares of MicroVision Common Stock shall have been converted pursuant to the provisions of Section 1.3 less the number of such shares determined to be Escrowed Property (as defined in Section 6.3) and (y) subject to Section 6.3 and the provisions of the Escrow Agreement, a certificate representing the shares of ESI Common Stock determined to be Escrowed Property. If any certificate for shares of ESI Common Stock is to be issued in a name other than that in which the certificate for MicroVision Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to ESI or its agent designated for such purpose any transfer or other taxes required, or establish to the satisfaction of ESI or its agent that such tax has been paid or is not payable. If any holder of MicroVision

Common Stock canceled and retired in accordance with this Agreement is unable to deliver a certificate or certificates representing such shares of the holder, ESI, in the absence of actual notice that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the number of shares of Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of the following: (i) evidence reasonably satisfactory to ESI (a) that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and (b) that he is the person who would be entitled to present each such certificate for conversion pursuant to this Agreement; and (ii) such security or indemnity as may be reasonably requested by ESI to indemnify and hold ESI and the transfer agent harmless.

          1.4.2 No Fractional Shares. No certificates or scrip evidencing fractional shares of ESI Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to any rights as a shareholder of ESI. Merger Consideration to be paid to each Shareholder will be rounded to the nearest whole share.

          1.4.3 Escheat. Neither ESI nor Merger Corp. shall be liable to any holder of shares of MicroVision Common Stock for any such shares of ESI Common Stock (or dividends or distributions with respect thereto) or cash delivered, to the extent required, to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.5 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Briggs and Morgan, P.A., 2400 IDS Center, Minneapolis, Minnesota at 10:00 a.m. local time on January 29, 1999, or on the Condition Completion Date (as hereinafter defined), or on such other date and/or at such other place and time as MicroVision, ESI and Merger Corp. may agree (the "Closing Date"), subject to the termination provisions of Article VII of this Agreement. The

"Condition Completion Date" shall be the day on which the last of the conditions set forth in Article V hereof shall have been fulfilled or waived (other than those conditions which, by their terms, are to occur at Closing). The parties acknowledge MicroVision will close its books as of the close of business on the Closing Date.

     1.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of MicroVision or Merger Corp. acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of MicroVision or Merger Corp., or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of MicroVision or Merger Corp., or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     1.7 Sale of ESI Common Stock.

          1.7.1 Unregistered Shares. The Shareholders have been informed by ESI that the ESI Common Stock conveyed hereunder as Merger Consideration has not been registered under the Securities Act of 1933 (the "Act"), and that such ESI Common Stock must be held for the time required by SEC Rule 144, unless (i) the distribution for sale of the ESI Common Stock has been registered under the Act in accordance with Section 1.7.3 hereof or otherwise, (ii) a sale of the ESI Common Stock is made in conformity with the provisions of Rule 144, or (iii) in the opinion of counsel, which opinion is reasonably acceptable to ESI, some other exemption from registration is available with respect to any such sale, transfer or other disposition of such ESI Common Stock.

          1.7.2 Stock Certificate Legends. Each Shareholder acknowledges and understands that stock transfer instructions will be given to ESI's transfer agent with respect to the Merger Consideration and that there will be placed on the certificates for such shares, or any substitution therefor, the following legends:

          "The securities represented by this certificate have been issued without registration under the Securities Act of 1933 (the 'Act') or any state securities laws. They may not be sold, assigned, pledged or otherwise transferred for value unless they are registered under the Act and any applicable state securities laws or the Corporation receives an opinion of counsel satisfactory to it, or otherwise satisfies itself, that registration is not required."

          "The securities represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests and may not be sold, nor may the owner thereof reduce his risk relative thereto in any other way, until such time as the Corporation has published the financial results covering at least 30 days of combined operations after [here will be inserted the effective date of the Merger], the Effective Time of the merger through which the business combination was effected."

     Each Shareholder acknowledges and understands that the Merger Consideration is (i) being issued in a business combination that is being accounted for as a pooling of interests and (ii) subject to the restrictions on transfer described above. Each Shareholder agrees that he will not sell, assign, transfer, pledge or otherwise dispose of any of the ESI Common Stock or any interest therein until such time as ESI has published financial results covering at least 30 days of combined operations of MicroVision and ESI after the Closing Date. Upon the publication of such financial results, ESI will promptly provide instructions to its transfer agent to cause the "pooling legend" to be removed from the shares of ESI Common Stock held of record by Randgaard, Sjolund and Tschurr and received by the Shareholders in the merger.

          1.7.3 Registration. After the date that is six months after the Closing Date, ESI will, at the request of the Shareholders, file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 (or, to the extent Form S-3 is not available to ESI, then Form S-1) (each such registration statement a "Registration Statement") for the purpose of registering for resale 497,000 shares of the Merger Consideration (including 19,737 shares subject to Options) and will use best efforts to cause the Registration Statement to be declared effective as soon as possible. After the first anniversary of the Closing Date, ESI will, at the request of the Shareholders, file with the SEC another Registration Statement for the purpose of registering for resale the remaining shares of the Merger Consideration (including the remaining shares subject to Options) and will use best efforts to cause the Registration Statement to be declared effective as soon as possible; provided, however, that ESI shall have no obligation to register such shares if such shares are eligible for resale in the public market pursuant to Rule 144 under the Securities Act of 1933 (the "1933 Act") and all such shares the Shareholders desire to sell in any three-month period may be sold pursuant to Rule 144. ESI shall use its best efforts to cause any Registration Statement declared effective pursuant to this Section 1.7.3 to be effective continuously for a period not to exceed 180 days from the date of effectiveness. The Shareholders shall provide to ESI all additional information that is not otherwise available to ESI pursuant to the transactions contemplated hereby as ESI reasonably deems necessary (in conformity with applicable laws and regulations) for the preparation and filing of a Registration Statement. ESI may
(1) suspend sales
of the ESI Common Stock pursuant to a Registration Statement filed pursuant to this Section 1.7.3 if it determines in good faith that it contains statements that are materially misleading or omits material information required to be included therein or necessary to make the Registration Statement not misleading until such time as the misleading statement(s) or omission(s) have been corrected by ESI acting with all reasonable diligence and (2) delay registration for a period of up to 90 days if it determines, in good faith, that such registration would have a Material Adverse Effect on ESI.

          1.7.4 Indemnity.

          (a) If ESI Common Stock is registered pursuant to Section 1.7.3, each Shareholder will severally indemnify and hold harmless ESI, each officer of ESI who signs a Registration Statement filed pursuant to Section 1.7.3 and each director of ESI, against all losses, claims, damages or liabilities to which ESI or such officer or director may become subject arising out of any untrue statement of any material fact made by such Shareholder contained in the Registration Statement, any final prospectus contained therein, or any amendment or supplement thereof, or arising out of the omission by such Shareholder to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Shareholders shall have such obligation to indemnify only in each case to the extent that such untrue statement or omission was made by ESI in reliance upon, and in strict conformity with, accurately described written information furnished by the Shareholder specifically for use in the preparation of the Registration Statement. The Shareholders shall have the right to review and approve any such Registration Statement, or part thereof, which describes the Shareholders, the transactions contemplated by this Agreement or MicroVision and its operations within three (3) business days prior to its submission to the SEC. Notwithstanding the foregoing provisions of this

Section 1.6.4(a), the Shareholders shall have no liability or other indemnification obligation with respect to any financial projections or other such forward-looking information disclosed in the Registration Statement by ESI whether or not such information pertains to MicroVision or was provided to prepared by the Shareholders.

          (b) ESI agrees to indemnify and hold harmless each Shareholder selling ESI Common Stock that is registered pursuant to Section 1.7.3 against all losses, claims, damages or liabilities to which such Shareholder may become subject arising out of any untrue statement of material fact contained in the Registration Statement, and final prospectus contained therein, or any amendment or supplement thereof, or arising out of the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that ESI shall have no such obligation to indemnify to the extent that such untrue statement or omission was made in reliance upon, and in strict conformity with, accurately described written information furnished by the Shareholder specifically for use in the preparation of the Registration Statement.

     1.8 Section 338(h)(10) Election. The parties acknowledge and agree that no election under Section 338(h)(10) of the Code will be made in connection with this Agreement and the transactions contemplated hereunder.

                                   ARTICLE II

                               FURTHER AGREEMENTS

     2.1 [INTENTIONALLY OMITTED]

     2.2 Escrow Agreement. Prior to or at the Closing, ESI, Merger Corp. and the Shareholders shall execute and deliver a Pledge and Escrow Agreement ("Escrow Agreement") substantially in the form attached as Exhibit C, and shall cause the Escrow Agent, as such term is defined in the Escrow Agreement, to execute the Escrow Agreement.

     2.3 Noncompetition and Nonsolicitation. Prior to or at the Closing each of the Shareholders shall execute and deliver Noncompetition and Nonsolicitation Agreements ("Noncompetition Agreements") substantially in the form attached as Exhibit D.

     2.4 Asset Purchase Agreement. Shareholders shall cause Minnetonka Investments, a Minnesota general partnership ("Minnetonka"), to execute and deliver an Asset Purchase Agreement substantially in the form attached as Exhibit E.

     2.5 Resignation and Release. Each Shareholder shall execute a Resignation and Release substantially in the form attached as Exhibit F.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of MicroVision and the Shareholders. MicroVision and the Shareholders hereby represent and warrant to ESI and Merger Corp. that, except as specifically set forth in disclosure schedules to this
Article III (the "MicroVision Disclosure Schedule"):

          3.1.1 Organization and Status. MicroVision is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased or operated) or its business conducted require such qualification, except where failure to be so qualified would not have a Material Adverse Effect on MicroVision. MicroVision has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as now being conducted. MicroVision has delivered to ESI complete and accurate copies of its Articles of Incorporation ("Articles of Incorporation") and the Bylaws of MicroVision ("Bylaws"), each as amended to the date hereof.

          3.1.2 Capitalization. MicroVision has authorized capital stock consisting of 20,000,000 shares of MicroVision Common Stock, of which 7,288,000 shares are outstanding on the date of this Agreement and options to purchase 301,400 shares are outstanding on the date of this Agreement under grants made pursuant to a stock option agreement identified in Schedule 3.1.2 (the "MicroVision Option Agreement"). All of the outstanding shares of capital stock of MicroVision have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued, and no options were granted, in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. Except as set forth in Schedule 3.1.2 or as described above, there are no shares of capital stock of MicroVision authorized, issued or outstanding, and, except for options granted pursuant to the MicroVision Option Agreement, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of MicroVision of any character relating to the issued or unissued capital stock or other securities of MicroVision. There are no outstanding obligations of MicroVision to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock. The list of shareholders and option holders attached hereto in Schedule 3.1.2 sets forth a complete and accurate list of the shareholders and option holders of MicroVision as of the date hereof, indicating the number of shares of MicroVision Common Stock held by each shareholder (or subject to options in the case of option holders), and the percentage of the shares of all the MicroVision Common Stock outstanding represented by the shares so held in the case of shareholders.

          3.1.3 Authority. MicroVision has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of MicroVision, validly executed and delivered by MicroVision and the Shareholders and, as of the Closing Date, will have been duly and validly approved by the shareholders of MicroVision. The Escrow Agreement and the Noncompetition Agreements have been validly executed and delivered by the Shareholders. This Agreement constitutes the valid and binding obligation of MicroVision and the Shareholders, and the Escrow Agreement and the Noncompetition Agreements constitute the valid and binding obligations of the Shareholders, and each of the foregoing agreements is enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.1.4 Governmental Filings. Other than the filing of the Articles of Merger contemplated by Article I, and compliance by the parties with applicable requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "Hart Scott Rodino Act"), no notices, reports or other filings are required to be made by MicroVision or the Shareholders with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by MicroVision or the Shareholders from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other governmental entity ("Governmental Entity") in connection with the execution and delivery of this Agreement by MicroVision and the

Shareholders and the consummation by MicroVision and the Shareholders of the transactions contemplated hereby.

          3.1.5 Investments; Subsidiaries. MicroVision has no direct or indirect investments in any corporation, partnership, association, joint venture or other entity and MicroVision has no, and has never had any, subsidiaries.

          3.1.6 No Adverse Consequences. Except as set forth in Schedule 3.1.6, neither the execution and delivery of this Agreement by MicroVision or the Shareholders nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of MicroVision,
(b) violate any provision of the Articles of Incorporation or Bylaws of MicroVision, (c) violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to MicroVision or the Shareholders, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which MicroVision or either of the Shareholders is a party or by which it or they are bound.

          3.1.7 Financial Statements. MicroVision has furnished to ESI audited balance sheets of MicroVision as of December 31, 1997 and 1996 and the related audited statements of operations, stockholders' equity and cash flows for the years then ended, and an unaudited balance sheet as of November 30, 1998 (the "Current Balance Sheet") and the related unaudited statements of operations, stockholders' equity and cash flows for the 11 months then ended and the financial statements delivered at or before the Closing pursuant to Section 5.3.13 (all such balance sheets and statements collectively, the "Financial Statements"). The audited Financial Statements are complete and accurate in all material respects and present fairly the financial position and operating results of MicroVision as of the dates and for the periods indicated therein, and have been prepared in accordance with generally accepted accounting principles. The unaudited Financial Statements include all adjustments, consisting only of normal recurring adjustments that are set forth in Schedule 3.1.7, necessary for the fair statement of results for the interim periods, and omit or condense certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles.

     In furtherance of the foregoing, MicroVision and the Shareholders represent and warrant:

     (a) There are no rights of return or other agreements between MicroVision and any customer that would cause any reduction in net sales as reflected in the Financial Statements as determined in accordance with generally accepted accounting principles and MicroVision's revenue recognition policy.

     (b) Each of the receivables of MicroVision (including accounts receivable, loans receivable and advances) that is reflected in the Current Balance Sheet, and each of the receivables that has arisen since that date to the date of Closing, has arisen only from bona fide transactions in the ordinary course of MicroVision's business and shall be fully collected when due or, in the case of each account receivable, within 90 days after it arose, without resort to litigation and without offset or counterclaim, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable as reflected in the Current Balance Sheet.

     (c) The aggregate cost to MicroVision to comply with its product warranties has not exceeded and is not anticipated to exceed 2% of total revenue as reported in MicroVision's financial statements for the fiscal years ended December 31, 1996, 1997 and 1998.

     (d) All inventories, whether finished goods, work in process or raw materials, reflected on the Current Balance Sheet or thereafter acquired to the date of Closing, are all items of a quality usable or saleable in the ordinary and usual course of MicroVision's business, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided on the Current Balance Sheet.

     (e) MicroVision maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded in MicroVision's general ledger as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, such that with respect to each of the foregoing MicroVision's independent auditors may render an unqualified opinion on the Financial Statements.

          3.1.8 Undisclosed Liabilities; Returns. Except for current liabilities which were incurred after the date of the Current Balance Sheet in the ordinary course of business and of a type and in an amount both consistent with past practices, MicroVision has no liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which is not accrued, reserved against, or identified in the Current Balance Sheet to the extent required by generally accepted accounting principles consistently applied.

          3.1.9 Absence of Certain Changes or Events. Except as set forth in
Schedule 3.1.9, since November 30, 1998 there has not been:

          (a) Any Material Adverse Change (as defined in Section 5.3.4.1) with respect to MicroVision;

          (b) Any material damage, destruction, requisition, taking or casualty loss, whether or not covered by insurance, of or to any of the material assets or properties of MicroVision;

          (c) Except for "S" corporation distributions made as set forth in
Schedule 3.1.9, any direct or indirect declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the MicroVision Common Stock, or any direct or indirect repurchase, redemption or other acquisition by MicroVision of any shares of its stock;

          (d) Except for "S" corporation distributions made as set forth in
Schedule 3.1.9, any increase in the rate or terms of compensation payable or to become payable by MicroVision to Randgaard, Sjolund or Tschurr; any change in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any employees of MicroVision; any special bonus or remuneration paid; any written employment contract executed or amended; or any change in personnel policies;

          (e) Any entry into any agreement, commitment or transaction (including, without limitation, any license of intellectual property, any borrowing, capital expenditure or capital financing, any purchase, acquisition, sale or other disposition of assets (other than inventory in the ordinary course of business), any lease or sublease, any guaranty, assumption or endorsement of payment or performance of any loan or obligation of another, or any amendment, modification or termination of any existing agreement, commitment or transaction) by MicroVision as contemplated in this Agreement and except for such agreements, commitments, and transactions as do not exceed $25,000 singly;

          (f) Any material change by MicroVision in accounting methods, principles or practices;

          (g) Except for 60,000 shares issued pursuant to the terms of the MicroVision Option Agreement, any issuance or sale of any stock of MicroVision or any issuance or granting of any option, warrant or right to purchase any stock of MicroVision or any commitment to do any of the foregoing;

          (h) Any amendment to the Articles of Incorporation or Bylaws of MicroVision;

          (i) Any conduct of business which is outside the ordinary course of business or not substantially in the manner that MicroVision previously conducted its business;

          (j) Any encumbrance or consent to encumbrance of any property or assets;

          (k) Any pending or threatened labor disputes, organizational activities or disturbances;

          (l) Any statement from any customer of MicroVision which purchased $50,000 or more of products or services from MicroVision in the year ended December 31, 1997 or the ten months ended October 31, 1998 that such customer intends to terminate or materially reduce its purchases from MicroVision for any reason; or

          (m) Any change not described above in the assets, liabilities, licenses, permits or franchises of MicroVision, or in any agreement to which MicroVision is a party or is bound, which, either individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect on MicroVision.

          3.1.10 Prohibited Payments. Neither MicroVision nor any shareholder, officer, director or other person or entity has, directly or indirectly, on behalf of or with respect to the business or operations of MicroVision, (a) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which MicroVision sells or from which MicroVision buys products, for the purpose of influencing such agent or person to buy products from or sell products to MicroVision; or
(b) otherwise made or received any payment that was not legal to make or receive under any applicable law or regulation of the United States or any other country or territory; or (c) engaged in any transaction, maintained any bank account, or used any corporate funds or assets except for transactions, bank accounts, funds, and assets which have been and are reflected in the normally maintained books and records of MicroVision.

          3.1.11 Litigation. Except as set forth in Schedule 3.1.11, MicroVision has not been served with any claim or litigation and, to the knowledge of the Shareholders, no proceeding or governmental investigation is pending or threatened against or relating to MicroVision, its officers or directors in their capacities as such, or any of MicroVision's properties or businesses.

          3.1.12 Compliance with Laws; Judgments. MicroVision has at all relevant times conducted its business in compliance with the provisions of its Articles of Incorporation, Bylaws, and all applicable laws, regulations and standards, including without limitation the United States Export Control Act and foreign counterparts to such laws and regulations. MicroVision is not in violation of any applicable laws or regulations, other than violations which individually or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect on MicroVision. MicroVision is not subject to any outstanding judgment, order, writ, injunction or decree and has not been charged with, or, to the knowledge of the Shareholders, threatened with a charge of, a violation of any provision of any applicable law or regulation.

          3.1.13 Employment Matters.

               3.1.13.1 Labor Matters. MicroVision is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. MicroVision is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice. There is no (a) unfair labor practice complaint against MicroVision pending before the National Labor Relations Board or any other Governmental Entity of which MicroVision has received notice, (b) labor strike, slowdown or work stoppage actually occurring or, to the knowledge of MicroVision, threatened against MicroVision, (c) representation petition respecting the employees of MicroVision pending before the National Labor Relations Board or similar agency of which MicroVision has received notice, or (d) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to MicroVision. MicroVision has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years. MicroVision and the Shareholders have no knowledge of any labor strike, slowdown, or work stoppage occurring or threatened against any of MicroVision's principal suppliers that might be expected to have a Material Adverse Effect on MicroVision. Except as disclosed on Schedule 3.1.13.1, no employee of MicroVision is the beneficiary under an employer-sponsored non-immigrant visa and no approvals, permits or consents of any governmental entity are required in order for MicroVision to employ any current employee as a result of or in connection with such employee's immigration status in the United States. MicroVision has fully completed and retained a Form I-9 for each of its employees in accordance with applicable law, and MicroVision has not been audited in connection with such forms, has not incurred any fines or other penalties under laws relating to employees who are not authorized to work in the United States, and has not received notice of any such audit, fines or penalties.

               3.1.13.2 Employee Benefits. Schedule 3.1.13.2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive compensation (including cash, stock and option plans or arrangements), life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by MicroVision, and complete and accurate copies of all those plans or arrangements have been provided to ESI. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by MicroVision that are subject to ERISA (the "ERISA Plans") are listed separately as ERISA Plans on Schedule
3.1.13.2. The ERISA Plans comply in all material respects with the applicable requirements of ERISA. MicroVision has not received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. The plan sponsor of the standardized prototype profit sharing plan with CODA which MicroVision has adopted, however, has received a favorable opinion letter from the

Internal Revenue Service as to the form of this standardized plan. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date or for which the remedial amendment period has not yet expired. To the knowledge of MicroVision and the Shareholders, none of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan which have not been cured. Each ERISA Plan is and has been operated and administered in conformity with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. MicroVision has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to, any plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multiemployer pension plan, a "defined benefit" plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees, except as required by the employee benefit plans and arrangements identified on Schedule 3.1.13.2.

               3.1.13.3 Employment Agreements. Except as set forth in Schedule 3.1.13.3, each employee of MicroVision is employed under employment agreements which provide for annual reviews and terms that are terminable at the will of either party, and there are no written employment, commission or compensation agreements of any kind between

MicroVision and any of its employees. Schedule 3.1.13.3 lists all MicroVision's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and complete and accurate copies of those manuals, policies and written information have been provided to ESI. MicroVision does not have any agreements or understandings with its employees, including without limitation any agreements or understandings regarding compensation of any nature, severance payments or retirement benefits, except as reflected in the items listed in Schedules 3.1.13.2 and 3.1.13.4.

               3.1.13.4 Compensation. Schedule 3.1.13.4 contains a complete and accurate list of all current directors, officers, employees or consultants of MicroVision, specifying their names and job designations, the total amount paid or payable as cash and noncash compensation to each such person, and the basis of such compensation, whether fixed or commission or a combination thereof, and the total amount of accrued benefits (including without limitation vacation, sick or wellness pay) for such persons as of the date of the Current Balance Sheet. Except as set forth in Schedules 3.1.13.2, 3.1.13.3 or the agreements described in Section 3.1.13.5, MicroVision is not a party to any employment contract or agreement and has not made any other commitment entitling or that under certain circumstances could entitle any employee to any payment that would constitute a "parachute payment" within the meaning of Section 280G of the Code or would in the aggregate exceed 100 percent of such person's annual base cash compensation. The aggregate amount paid or payable to the Shareholders between January 1, 1998 and the Closing Date has not and will not exceed the amount of Shareholders' regular salaries or other compensation for such period (which as in effect January 1, 1998) plus not more than $1,674,000, which represents the Shareholders' estimated tax obligations for such period.

               3.1.13.5 Confidentiality and Inventions Agreements. Each employee or consultant that has been given access to MicroVision's Intellectual Property (as defined in Section 3.1.16) has previously signed a confidentiality and invention agreement in the form or forms attached hereto as Exhibit G.

          3.1.14 Title to and Condition of Real Property. MicroVision does not own any real property. Schedule 3.1.14 contains a list of all real property currently leased or occupied by MicroVision (the "Leased Real Property"), including the dates of and parties to all leases and any amendments thereof and a list of all real property previously leased or occupied by MicroVision in the last five years (the "Previously Leased Real Property"). Except for Leased Real Property subject to the Asset Purchase Agreement by and among ESI, ESI Acquisition Corp., Minnetonka, and Randgaard and Sjolund (the "Asset Purchase Agreement"), all Leased Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of MicroVision's business. Neither the operations of MicroVision on any Leased Real Property (except Leased Real Property subject to the Asset Purchase Agreement), nor any improvements on the Leased Real Property (except Leased Real Property subject to the Asset Purchase Agreement), violates any applicable building or zoning code or regulation of any governmental authority having jurisdiction, except where such violation would not have a material adverse affect on MicroVision. The Leased Real Property includes all real property reasonably necessary to conduct the business of MicroVision as currently conducted. None of the Leased Real Property has been condemned or otherwise taken by public authority and no such condemnation is, to the knowledge of MicroVision and the Shareholders, threatened or contemplated.

               3.1.15 Title to and Condition of Fixed Assets. Schedule 3.1.15 contains a complete and accurate list of all tangible personal property (excluding inventory) owned or leased by MicroVision (the "Tangible Personal Property"), including the dates of and parties to all leases and any amendments thereof. Except as set forth in Schedule 3.1.15, MicroVision has good and marketable title to all of the Tangible Personal Property, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever. The Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is adequate for the conduct of the business of MicroVision as now conducted. All Tangible Personal Property and the state of maintenance thereof are in compliance with all applicable laws and regulations.

          3.1.16 Intellectual Property.

               3.1.16.1 Title. MicroVision owns, or has a valid license to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property") necessary to or used in the conduct of the business of MicroVision as now conducted and as proposed to be conducted. Schedule 3.1.16.1 contains a complete and accurate list of all patents, prosecuted patent applications and registered trademarks, service marks, trade names and copyrights owned by or licensed to MicroVision, and a complete and accurate list of all patent applications, trademarks and service marks and related applications, trade names and copyrights owned by or licensed to MicroVision. Schedule 3.1.16.1 also contains a description of all agreements or licenses relating to the acquisition by or license to MicroVision of such Intellectual Property or under which MicroVision has sold or granted a right to use any Intellectual Property. All Intellectual Property owned by MicroVision is owned by it free and clear of all liens, claims, encumbrances or, to the knowledge of the Shareholders, adverse claims of any third party. Except as disclosed on
Schedule 3.1.16.1, no claims of conflict or infringement are pending or threatened against MicroVision and, to the knowledge of the Shareholders, the conduct of MicroVision's business does not conflict with or infringe upon any Intellectual Property rights of any other person. MicroVision has made all necessary filings and recordations and has paid all required fees and Taxes to maintain its ownership of its Intellectual Property.

               3.1.16.2 Year 2000. Except as disclosed in Schedule 3.1.16.2, all software used in MicroVision products, and, to the knowledge of the Shareholders, all third party software used as of the Effective Time in the operation of MicroVision's business, is Year 2000 compliant. As used in this Agreement, "Year 2000 compliant" means that the software may be used prior to, during and after the calendar year 2000, and such software will accurately receive, provide and process date and time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date and time data, to the extent that other software (including software imbedded in hardware) used in combination with the software that is the subject of this representation, properly exchanges date and time data with it.

          3.1.17 Certain Contracts and Arrangements. Schedule 3.1.17, which is organized by type of agreement, contains a complete and accurate list of each of the following types of agreements or arrangements, including any amendments thereto, to which MicroVision is a party or by which it is bound:

          (a) any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness or the guaranty of any obligation for the borrowing of money;

          (b) any contract, agreement, purchase order or acknowledgment form for the purchase, sale, lease or other disposition of equipment, products, materials or capital assets, or for the performance of services (including without limitation consulting services), with respect to which the annual aggregate dollar amount either due to or payable by MicroVision exceeds $100,000;

          (c) contracts or agreements for the joint performance of work or services, and all other joint venture agreements;

          (d) contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of products or services;

          (e) confidentiality or inventions assignment agreements with parties other than employees of MicroVision; and

          (f) any other contract, instrument, agreement or obligation not described in any other Schedule which contains unfulfilled obligations, is not terminable without payment of premium or penalty upon 30 days' notice or less and the annual amount either due to or payable by MicroVision exceeds $100,000 for any single contract.

          3.1.18 Status of Contracts. Each of the contracts, agreements, commitments and instruments listed on Schedules 3.1.14, 3.1.15, 3.1.16, and
3.1.17 and the agreements described in Section 3.1.13.5 (collectively, the "Contracts") is in full force and effect and is valid, binding and enforceable by MicroVision in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. There is no existing material default or violation by MicroVision under any Contract and, to the knowledge of the Shareholders, no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default of MicroVision under any Contract. There is no pending proceeding of which MicroVision has received notice or, to the knowledge of the Shareholders, threatened proceeding which would interfere with the quiet enjoyment of any leasehold of which MicroVision is lessee or sublessee. Except as disclosed in
Schedule 3.1.18, all other parties to the Contracts have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without modification of the rights or obligations of MicroVision under any Contract. Complete and accurate copies of all Contracts have been delivered to ESI. Except as disclosed in Schedule 3.1.18, MicroVision and the Shareholders are not aware of any default by any other party to any Contract or of any event which (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of that party under any Contract. MicroVision has not granted any waiver or forbearance with respect to a material default or obligation under any of the Contracts.

          3.1.19 Insurance. Schedule 3.1.19 contains a complete and accurate list of all current policies of fire, liability, worker's compensation and other forms of insurance insuring MicroVision, its officers or directors, its assets or its operations (the "Policies"), setting forth the applicable deductible amounts. All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid or properly accrued and no written notice of late payment, cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and agreements to which MicroVision is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. Except as set forth in
Schedule 3.1.19, there have been no claims made for insurance payment under any of the Policies in the three (3) years preceding the date of this Agreement. Complete and accurate copies of the Policies and all endorsements thereto have been delivered to ESI. MicroVision has not been refused any insurance coverage and no insurance coverage has been canceled during the three years preceding the date of this Agreement.

          3.1.20 Permits and Licenses. Schedule 3.1.20 contains a complete and accurate list of all governmental licenses, permits, franchises and authorizations (collectively, "Permits") held by MicroVision, listed by the issuing Governmental Body. MicroVision holds, and, to the knowledge of MicroVision, at all times has held, all Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Bodies, agencies and other authorities having jurisdiction over it or any part of its operations. MicroVision is in material compliance with each of the terms of the Permits listed on Schedule 3.1.20, and except as set forth in Schedule 3.1.20, MicroVision has not received any claims of violation by MicroVision of any of such Permits. Complete and accurate copies of all Permits held by MicroVision have been delivered to ESI. Except as set forth in Schedule 3.1.20, or a certificate delivered pursuant to this Agreement, all governmental entities and agencies that have issued any Permits to or with respect to MicroVision or its business have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights or obligations of MicroVision under any of such Permits.

          3.1.21 Taxes.

               3.1.21.1 Returns. MicroVision and any predecessor of MicroVision, including without limitation Tschurr Technology Corporation, has filed on a timely basis with the appropriate taxing authorities (including any and all extensions) all federal, state, foreign and other returns, reports, forms, declarations and information returns required to be filed by it with respect to Taxes (as defined below) which relate to its business, results of operations, financial condition, properties or assets (collectively, the "Returns") and has paid on a timely basis all Taxes shown to be due on the Returns. MicroVision is not part of an affiliated group of corporations that files or has the privilege of filing consolidated tax returns pursuant to Section 1501 of the Code or any similar provisions of state, local or foreign law, and MicroVision is not a party to any tax-sharing or tax-allocation agreement. Except for liabilities assumed in connection with the merger of Tschurr Technology Corporation with and into MicroVision, MicroVision does not have any liability for Taxes of any person (other than itself), whether arising under federal, state, local or foreign law, as a transferee or successor, by contract, under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise. Except as set forth in Schedule 3.1.21, MicroVision is not the beneficiary of any extension of time, and has not requested any extension of time, within which to file any Return. Except as set forth in Schedule 3.1.21, (i) no Returns have been examined by the applicable taxing authorities for all periods to and including the fiscal year ended December 31, 1997, and (ii) MicroVision has not received any notice of audit and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. No notice of claim has ever been served on MicroVision by an authority in a jurisdiction where MicroVision does not file Tax returns that it is or may be subject to taxation by that jurisdiction. All Returns filed are complete and accurate in all respects and no additional Taxes are owed by MicroVision with respect to the periods covered by the Returns. MicroVision has provided ESI with complete and correct copies of its and its predecessors' Returns for each of the last three years. Each of MicroVision and its predecessors has disclosed on its federal income tax returns all positions therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. All Taxes that are required to be withheld or collected by each of MicroVision and its predecessors have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable laws. Neither MicroVision nor any of its predecessors has filed a consent pursuant to Section 341(f) of the Code nor has MicroVision or any of its predecessors agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code).

               3.1.21.2 Taxes Paid or Reserved. The unpaid Taxes of MicroVision
(A) did not, as of the date of the Current Balance Sheet or December 31, 1997, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto) and
(B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MicroVision in filing its Returns.

               3.1.21.3 S Election. MicroVision has had in effect a valid election to be taxed as an S corporation under Section 1362(a) of the Code at all times since January 1, 1994. Since the date of the S election, neither MicroVision nor any Shareholder has (a) revoked the S election, (b) received notification from the Internal Revenue Service that the S election was invalid or has been terminated or (c) has had any reason to believe the S election was invalid or may be terminated.

               3.1.21.4 Liability for S Corporation Taxes. Each Shareholder has duly included in his own federal and state income tax returns his allocable share of items of income, gain, loss, deduction, or credit attributable to MicroVision for any period (or that portion of any period) during which MicroVision was an S corporation as required by applicable law, in all cases in a manner consistent with the returns filed by MicroVision. Such returns include each Shareholder's allocable share of taxable income of MicroVision from all sources and each Shareholder has paid any and all taxes attributable to S corporation taxable income that he is required to pay for all taxable periods (or that portion of any period) during which MicroVision was an S corporation.

               3.1.21.5 Definition. The term "Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

          3.1.22 Related Party Interests. Except for the ownership of Minnetonka Investments by Randgaard and Sjolund, no shareholder, officer or director of MicroVision (or any entity owned or controlled by one or more of such parties)
(a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to MicroVision's business, (b) is indebted to MicroVision, or (c) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with MicroVision. Except as set forth in Schedule 3.1.22, MicroVision is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. Except as set forth in Schedule 3.1.22, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from MicroVision to any of its shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such parties).

          3.1.23 No Powers of Attorney or Restrictions. Except as set forth in
Schedule 3.1.23, no power of attorney or similar authorization given by MicroVision is presently in effect or outstanding. Except as set forth in
Schedule 3.1.23, no contract or agreement to which MicroVision is a party or is bound or to which any of its properties or assets is subject limits the freedom of MicroVision to compete in any line of business or with any person. Except as set forth in Schedule 3.1.23, none of the Shareholders and, to the knowledge of MicroVision and the Shareholders, none of the other employees of MicroVision is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of MicroVision or that would conflict with the business of MicroVision as now conducted.

          3.1.24 Environmental Conditions.

               3.1.24.1 Compliance. Except as set forth in Schedule 3.1.24, (i) the business and assets of MicroVision, including without limitation the Leased Real Property and the Previously Leased Real Property, are and have been in compliance with all Environmental Laws (as defined below) and all Permits required under any Environmental Laws are listed separately in or cross-referenced to Schedule 3.1.20, (ii) there are no pending or threatened claims, actions or proceedings against MicroVision under any Environmental Law or related Permit, and (iii) all wastes generated in connection with MicroVision's business are and have been transported and disposed of off-site in compliance with all Environmental Laws. True and correct logs of such transportation and disposal, if applicable, have been made available to ESI.

               3.1.24.2 Hazardous Substances. Except as set forth in Schedule 3.24, (i) no Hazardous Substance has been disposed of, spilled, leaked or otherwise released on, in, under or from the Leased Real Property or the Previously Leased Real Property or has otherwise come to be located in the soil or water (including surface and ground water) on or under the Leased Real Property or the Previously Leased Real Property, (ii) none of the assets of MicroVision or the improvements on the Leased Real Property or the Previously Leased Real Property have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (including in any floor coverings, ceiling tiles, electrical transformer or capacitor located on such property), or any other Hazardous Substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment, other than in material compliance with Environmental Laws, (iii) no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Leased Real Property or the Previously Leased Real Property or in connection with the business of

MicroVision or, to the knowledge of MicroVision, the business of any other previous occupant of the Leased Real Property or the Previously Lease Property, other than in material compliance with Environmental Laws, and (iv) there are not any above-ground or underground storage tanks on the Leased Real Property (whether or not regulated and whether or not out of service, closed or decommissioned), and there were not any above-ground or underground storage tanks on the Previously Leased Property (whether or not regulated and whether or not out of service, closed or decommissioned) for the periods MicroVision leased such properties and, to the knowledge of MicroVision, there were never any above-ground or underground storage tanks on the Leased Real Property or on the Previously Leased Property at any time a previous occupant leased such properties.

               3.1.24.3 Filings and Notices. Except as set forth in Schedule 3.1.24, (i) MicroVision has timely filed all required reports, obtained all required approvals and permits, and generated and maintained all required data, documentation and records under all applicable Environmental Laws, (ii) all notifications required by any Environmental Law in respect of any discharge, release or emission, including any notices required to be provided under applicable Minnesota law, if any, have been made within the time prescribed by such Environmental Law, and copies of all such notifications have been provided to ESI, and (iii) to the knowledge of MicroVision, no part of the Leased Real Property or the Previously Leased Real Property is listed as a site contaminated by Hazardous Substances pursuant to any Environmental Law.

               3.1.24.4 Definitions. As used in this Agreement, (a) "Environmental Law" means any federal, state, foreign or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

          3.1.25 Consents and Approvals. Except as set forth in Section 3.1.4 or disclosed in Schedule 3.1.18, no consent, approval, or authorization of, or filing or registration with, any court, Governmental Entity or any other entity or person not a party to this Agreement is required to be obtained by MicroVision for the consummation of the transactions described in this Agreement.

          3.1.26 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of MicroVision are complete and accurate in all material respects, and there has been no transaction involving the business or stock ownership of MicroVision, or action of MicroVision's board of directors or shareholders, which properly should have been set forth therein and which has not been accurately so set forth. Complete and accurate copies of such books, records and ledgers have been made available to ESI.

          3.1.27 [INTENTIONALLY OMITTED]

          3.1.28 Bank Accounts. MicroVision shall deliver, at or prior to the Closing, a complete and accurate list of all the banks or other financial institutions at which MicroVision maintains accounts or safe deposit boxes, together with numbers of such accounts and boxes and the names of the persons authorized to draw thereon or permitted access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

          3.1.29 Product Warranties. Schedule 3.1.29 contains MicroVision's standard form of product warranty, infringement indemnity and limitation of liability provisions and a copy of each negotiated warranty, indemnity and limitations provision that differs materially from the standard form. MicroVision has not undertaken any performance obligations or made any warranties or guarantees with respect to its products other than those disclosed in Schedule 3.1.29, or sold any products or services without the limitation of liability provisions disclosed in Schedule
3.1.29. All products under warranty as of the date of this Agreement, serviced, distributed or sold by MicroVision, and the delivery thereof, have been in substantial conformity with MicroVision's warranty commitments.

          3.1.30 Inventories. Schedule 3.1.30 contains a true summary of all inventory of MicroVision as of the date of the Current Balance Sheet. Except for lender financing, MicroVision has good and marketable title to all its inventories, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever.

          3.1.31 Product Liability. MicroVision has not recalled any products manufactured, serviced, distributed, leased, or sold by MicroVision, and, to the knowledge of the Shareholders, there is no basis for any such recall on or after the Closing Date.

          3.1.32 Backlog and Customer Information. Schedule 3.1.32 lists (a) every outstanding purchase order received by MicroVision for more than $25,000 by customer as of the date of the Current Balance Sheet and (b) the top five MicroVision customers for each of the last two fiscal years, with aggregate annual revenue for each customer for each year.

          3.1.33 [INTENTIONALLY OMITTED]

          3.1.34 Brokers and Finders. MicroVision has not incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger, except that MicroVision has employed NationsBanc Montgomery Securities LLC as its investment banker. The fees due to NationsBanc Montgomery Securities LLC by MicroVision in connection with the Merger and all transactions contemplated by this Agreement shall be paid by ESI.

          3.1.35 Reliance. MicroVision and the Shareholders recognize and agree that, notwithstanding any investigation by ESI, ESI is relying upon the representations and warranties made by MicroVision and the Shareholders in this Agreement and in the documents attached to this Agreement as exhibits.

          3.1.36 Customer Programs. Except as disclosed on Schedule 3.1.36, there are no trade allowance, billback, rebate, discount or similar programs of a material nature currently in effect with the customers of MicroVision, regardless of whether MicroVision currently has an actual or contingent unpaid liability thereunder.

          3.1.37 Liabilities Incurred in Ordinary Course. The liabilities of MicroVision and the liabilities to which the assets of MicroVision are subject were incurred by MicroVision in the ordinary course of its business except for reasonable expenses arising in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby.

          3.1.38 [INTENTIONALLY OMITTED]

          3.1.39 [INTENTIONALLY OMITTED]

          3.1.40 [INTENTIONALLY OMITTED]

          3.1.41 [INTENTIONALLY OMITTED]

          3.1.42 [INTENTIONALLY OMITTED]

          3.1.43 [INTENTIONALLY OMITTED]

          3.1.44 [INTENTIONALLY OMITTED]

          3.1.45 [INTENTIONALLY OMITTED]

          3.1.46 Definition of Knowledge. For purposes of this Agreement, the phrases "to the knowledge of MicroVision," "to the knowledge of the Shareholders" and phrases of similar intent shall mean the actual knowledge of the Shareholders including knowledge that an individual with responsibilities similar to the Shareholders would reasonably be expected to have in the ordinary course of performing his duties, without an obligation of independent investigation.

     3.2 Representations and Warranties of ESI. ESI hereby represents and warrants to MicroVision and the Shareholders that, except as specifically set forth in Schedule 3.2:

          3.2.1 Organization and Status. Each of ESI and its subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on ESI. Each of ESI and its subsidiaries has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted.

          3.2.2 Capitalization. ESI has authorized capital stock consisting of 40,000,000 shares of Common Stock, without par value, of which 11,404,077 shares were outstanding on November 30, 1998 and 1,000,000 shares of Preferred Stock, of which no shares were outstanding on November 30, 1998. All of the outstanding shares of capital stock of ESI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued in violation of preemptive or similar rights of any shareholder. The shares of ESI Common Stock to be issued to the Shareholders in the Merger will be duly authorized, validly issued, and fully paid and nonassessable, and will not be issued in violation of preemptive or similar rights of any shareholder of ESI. Except (a) for shares issued to the shareholders of Testec, Inc. pursuant to an Agreement of Reorganization and Merger among ESI, Testec, Inc., TT Merger Corp. and the shareholders of Testec, Inc., (b) under the terms of the various ESI employee or director benefit plans, or (c) as disclosed in the ESI SEC Reports (defined in Section 3.2.5) there are no subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating ESI to issue any shares of capital stock.

          3.2.3 Corporate Authority. ESI has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of ESI and duly and validly executed and delivered by ESI. This Agreement constitutes the valid and binding obligation of ESI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.2.4 Governmental Filings. Other than the filing of the Articles of Merger contemplated by Article I, and compliance by the parties with applicable requirements of the Hart Scott Rodino Act, no notices, reports or other filings are required to be made by ESI with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by ESI from, any Governmental Entity in connection with the execution and delivery of this Agreement by ESI and the consummation by ESI of the transactions contemplated hereby.

          3.2.5 SEC Reports and Financial Statements. ESI has heretofore furnished MicroVision and the Shareholders with complete copies of all registration statements, reports and proxy statements, including amendments thereto, filed with the SEC since May 31, 1998 and prior to the date of this Agreement (collectively, the "ESI SEC Reports"). Each of the ESI SEC Reports, as of the date filed, complied in all material respects with the applicable requirements of the Act, the Securities Exchange Act of 1934 and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

          3.2.6 No Adverse Consequences. Neither the execution and delivery of this Agreement by ESI nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of ESI or any subsidiary, (b) violate any provision of the Articles of Incorporation or Bylaws of ESI or any subsidiary, (c) to the knowledge of ESI, violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to ESI or any subsidiary or any other assets of either, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which either ESI or any subsidiary is a party or by which any of them or any of their assets is bound.

          3.2.7 Brokers and Finders. Neither ESI nor any of its subsidiaries has incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

     3.3 Representations and Warranties Relating to Merger Corp. ESI and Merger Corp. hereby represent and warrant to MicroVision that:

          3.3.1 Organization and Status. Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Minnesota. Merger Corp. does not own any properties (other than the initial cash subscription for shares) nor has it commenced any business or operations.

          3.3.2 Capitalization. Merger Corp. has an authorized capital stock consisting of 100 shares of Common Stock, of which 100 shares were issued and outstanding on the date of this Agreement. All of the issued and outstanding shares of capital stock of Merger Corp. are owned by ESI.

          3.3.3 Corporate Authority. Merger Corp. has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly and validly authorized by the Board of Directors and sole shareholder of Merger Corp., duly and validly executed and delivered by Merger Corp. and constitutes the valid and binding obligation of Merger Corp., enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.3.4 Governmental Filings. Other than the filing of the Articles of Merger contemplated by Article I, no notices, reports or other filings are required to be made by Merger Corp. with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Merger Corp. from, any Governmental Entity in connection with the execution and delivery of this Agreement by Merger Corp. and the consummation by Merger Corp. of the transactions contemplated hereby.

                                   ARTICLE IV

                                    COVENANTS

     4.1 Mutual Covenants. MicroVision, the Shareholders and ESI and Merger Corp. mutually covenant and agree as follows:

          4.1.1 Consents and Approvals. MicroVision, the Shareholders and ESI each will use reasonable best efforts to secure, and ESI will cause Merger Corp. to use its reasonable best efforts to secure, all consents, approvals, licenses or permits which may be required in connection with the Merger, and each will cooperate with the other to secure all such consents, approvals, licenses or permits in a form mutually satisfactory to MicroVision and ESI.

          4.1.2 Reasonable Efforts. Subject to the terms of this Agreement, MicroVision, the Shareholders and ESI each will use reasonable commercial efforts, and ESI will cause Merger Corp. to use its reasonable best efforts, to effectuate the transactions contemplated hereby and to fulfill the conditions of their respective obligations under this Agreement.

          4.1.3 Pooling Matters. ESI and Merger Corp. shall execute and deliver to Arthur Andersen LLP a certificate in the form attached hereto as Exhibit H-1, and MicroVision and each of the Shareholders shall execute and deliver to each of KPMG Peat Marwick and Arthur Andersen LLP a certificate in the form attached hereto as Exhibit H-2, at such time or times as reasonably requested by such firm in connection with its delivery of the Pooling Opinion described in Section
5.3.13 with respect to the transactions contemplated hereby. Prior to the Effective Time, none of ESI, Merger Corp., MicroVision or the Shareholders shall take or cause to be taken any action (or fail to take or cause to be taken any action) which would cause to be untrue any of the representations in Exhibit H-1 or H-2.

          4.1.4 Tax Matters.

               4.1.4.1 Tax Matters After Closing. Following the Closing, the Shareholders shall prepare and timely file a Form 1120S, including Schedules K-1, and necessary state income tax returns for the period beginning January 1, 1999 and ending on the Closing Date (the "S Short Year") and all other income Tax Returns for a period which ends on the Closing Date but begins before the Closing Date consistent with prior accounting practices. The Shareholders shall consult with ESI in connection with the preparation of such Form 1120S, and ESI shall provide any assistance reasonably requested by the Shareholders in order to prepare and file such Form 1120S. ESI agrees to cause MicroVision to timely sign such return unless good cause can be shown that such signing could subject ESI or MicroVision or one or more of its officers to penalties for inaccuracy or for fraud or false statement. The parties agree to file any election necessary to and shall "bifurcate" the income and deductions of MicroVision by a closing of the books as of the close of business on the Closing Date. Each Shareholder will duly include in his own federal and state income tax returns his allocable share of all items of income, gain, loss, deduction, and credit attributable to the S Short Year of Company as required by applicable law. Each Shareholder shall have the right to receive from MicroVision to the extent not previously distributed, within five (5) days of completion of all income Tax Returns for the S Short Year, up to 46.5 percent of all net taxable income for the S Short Year, which amount represents the estimated "S" corporation distributions necessary to cover estimated S Short Year income tax liabilities of the Shareholders. Unless otherwise required by a judicial or administrative determination, each party hereto will file, and will cause all of its respective affiliates to file, all federal and applicable state income tax returns for all periods on a basis consistent with the treatment of the Merger as a tax-free merger. Each party will furnish any information reasonably requested by the other party to assist the requesting party in connection with the reporting of the Merger and the other transactions contemplated by this Agreement. Shareholders shall not be liable for any portions of any settlement of any Contest with respect to any Taxes effected without its prior written consent, which consent shall not be unreasonably withheld.

               4.1.4.2 Audits. In case any examination, audit, litigation or other proceeding that reasonably could be likely to result (directly or indirectly) in liability of any Shareholder for any Tax ("Contest") shall be instituted ESI shall promptly notify Shareholders in writing unless ESI agrees in writing to waive any claim for indemnification with respect to amounts due for any pre-Closing Date period. In case any Contest shall be brought against ESI with respect to any income Tax for the period described above, Shareholders shall be entitled to participate therein and shall have the right to retain their own counsel at their own expense. Shareholders and ESI agree to cooperate fully with each other with respect to defending or answering any such Contest and to provide, and to cause any affiliates to provide, each other with all materials, information and documents as reasonably requested by the other. Neither ESI nor MicroVision shall enter into any agreement, compromise or settlement of any Contest without written consent of the Shareholders.

               4.1.4.3 Waivers. Neither ESI nor MicroVision, without the prior written consent of the Shareholders, shall enter into or permit any person to enter into any waiver of any law, regulation or agreement fixing, nor any assessment or consent to any extensions of any period of time for assessment of any Taxes for any pre-Closing Date periods. Shareholders, without the prior written consent of ESI and MicroVision, shall not enter into or permit any person to enter into any such waiver, agreement or consent with respect to any Taxes for any post-Closing period.

          4.1.5 Confidentiality. MicroVision, the Shareholders, and ESI and Merger Corp. agree to keep confidential and not disclose to third parties (except to legal, accounting and investment banking advisors for the purposes of evaluating and negotiating the transactions contemplated by this Agreement) the terms and conditions or the existence of this Agreement, or the consummation of, or intention to consummate, the transactions contemplated by this Agreement, prior to or following the Closing, without the written consent of the other parties to this Agreement; provided, however, that, following the Closing, ESI may disclose to third parties the terms and conditions of, the existence of, or the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, after having given prior notice to the other parties, a party to this Agreement may disclose such terms and conditions as necessary to comply with applicable laws, regulations or governmental rules, or orders of any governmental entity.

     4.2 Covenants of MicroVision. MicroVision and the Shareholders covenant and agree as follows:

          4.2.1 Conduct of Business. After the date of this Agreement and prior to the Effective Time, MicroVision will carry on its business in the ordinary and usual manner and maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of ESI, which consent will not be unreasonably withheld, delayed or conditional:

          (a) amend its Articles of Incorporation or Bylaws;

          (b) enter into any new agreements respecting an increase in compensation or benefits payable to Randgaard, Sjolund or Tschurr;

          (c) split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

          (d) except as contemplated by this Agreement, declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

          (e) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class;

          (f) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

          (g) except for the termination of MicroVision's revolving credit line with Firstar National Bank of Minnesota, and except for short-term indebtedness and indebtedness incurred pursuant to MicroVision's revolving credit agreement and renewals, replacements and amendments thereof not in excess of the current maximum under such credit agreement incurred in the ordinary course of business, incur, assume or guarantee any indebtedness, or modify or repay any existing indebtedness;

          (h) enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of MicroVision) or modify any Contracts, except as otherwise contemplated or permitted by this Agreement, or take or omit to take any action which could be reasonably anticipated to have a Material Adverse Effect on MicroVision;

          (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than in the ordinary and usual course of business;

          (j) authorize capital expenditures other than in the ordinary course of business, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

          (k) make any tax election;

          (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to ESI;

          (m) change its method of accounting as in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred with by the MicroVision's independent auditors, or change its fiscal year;

          (n) [INTENTIONALLY OMITTED]

          (o) pay to the Shareholders in the aggregate, either through bonuses, dividends or otherwise, more than the amount of the Shareholders' salaries as of January 1, 1998 plus not more than $1,674,000; or

          (p) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (o) above.

          4.2.2 Investigations. MicroVision agrees to give ESI and its representatives and agents full access to all its premises, books and records and agreements and files and to cause its officers of MicroVision to furnish ESI with such financial and operating data and other information with respect to its business and properties as ESI shall from time to time request.

Without limitation of the foregoing, MicroVision shall permit ESI to conduct an operations review at the plant level during which ESI shall have access to the plant managers, sales and marketing managers, finance officers, and technology, environmental and human resource managers of each MicroVision operating facility. Any such investigations (a) shall be conducted in such manner as not to interfere unreasonably with the operation of MicroVision's business; and (b) shall not diminish any of the representations and warranties hereunder.

          4.2.3 No Negotiations with Others. Shareholders and MicroVision shall refrain, and shall cause their employees and any investment banker, attorney, accountant or other agent retained by either of them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, MicroVision. Shareholders and MicroVision will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     4.3 Covenants of ESI and Merger Corp. ESI and Merger Corp., as the case may be, covenant and agree as follows:

          4.3.1 Conduct of Business. Prior to the Effective Time, ESI will not take or omit to take any action which could be reasonably anticipated to have a material adverse effect on the business, properties, financial condition or results of operations of ESI.

          4.3.2 Issuance of Certificates. Upon the Effective Time, ESI shall issue and deliver, or shall cause to be issued and delivered, in accordance with the provisions of Article I hereto, stock certificates representing the Merger Consideration to be issued in the Merger.

          4.3.3 Amendment of Charter Documents. On and after the Effective Time, ESI will not permit MicroVision to amend or change its Articles of Incorporation or Bylaws to adopt a lesser standard of indemnification with respect to MicroVision's officers and directors.

          4.3.4 Control of Merger Corp. Prior to the Effective Time, ESI shall control Merger Corp. within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

          4.3.5 Subsequent Stock Repurchases. ESI has no plan or intention to reacquire any of the Merger Consideration.

          4.3.6 Ownership of Surviving Corporation and Merger Corp. Immediately following the Effective Time, Surviving Corporation will hold (i) at least 90% of the fair market value of MicroVision's net assets and at least 70% of the fair market value of MicroVision's gross assets held immediately prior to the Effective Time (provided, that immediately prior to the Effective Time, MicroVision held at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets), and (ii) at least 90% of the fair market value of Merger Corp.'s net assets and at least 70% of the fair market value of Merger Corp.'s gross assets held immediately prior to the Effective Time. For purposes of this covenant, amounts paid by MicroVision or Merger Corp. to the Shareholders who receive cash or other property, amounts paid by MicroVision or Merger Corp. to dissenters, amounts used by MicroVision or Merger Corp. to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by MicroVision will be included as assets of MicroVision or Merger Corp., respectively, immediately prior to the transaction.

          4.3.7 Subsequent Transactions. ESI has no plan or intention to (i) liquidate Surviving Corporation, (ii) to merge Surviving Corporation with or into another corporation, or

(iii) to sell or otherwise dispose of the stock of Surviving Corporation. ESI has no plan to sell or otherwise dispose of any of Surviving Corporation's assets except for dispositions made in the ordinary course of business, after which Surviving Corporation will continue to hold (i) at least 90% of the fair market value of MicroVision's net assets and at least 70% of the fair market value of MicroVision's gross assets held immediately prior to the Effective Time (provided, that immediately prior to the Effective Time, MicroVision held at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets), and (ii) at least 90% of the fair market value of the net assets of Merger Corp. and at least 70% of the fair market value of the gross assets of Merger Corp. held immediately prior to the Effective Time. For purposes of this covenant the percentage references include payments described in Section 4.3.6 immediately above.

          4.3.8 Ownership of MicroVision; Continuity of Business Enterprise. After the Effective Time, (i) ESI, or a wholly owned, first tier subsidiary of ESI, intends to continue to own all the outstanding stock of Surviving Corporation and (ii) ESI intends to continue at least one significant historic business line of MicroVision or to use at least a significant portion of MicroVision's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

          4.3.9 Payment of Expenses. ESI and Merger Corp. will each pay its own expenses, if any, incurred in connection with the Merger, except as provided in
Section 3.1.34 of this Agreement.

          4.3.10 Investment Company. ESI and Merger Corp. each covenant that neither is an investment company as defined in Code Sections 368(a)(2)(F)(iii) and (iv).

                                    ARTICLE V

                                   CONDITIONS

     5.1 Conditions to the Obligations of All Parties. The obligations of MicroVision, the Shareholders, ESI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.1.1 Regulatory Approvals. The parties shall have made all filings and received all approvals of any governmental or regulatory agency of competent jurisdiction necessary in order to consummate the Merger, and each of such approvals shall be in full force and effect at the Closing and not subject to any condition which requires the taking or refraining from taking of any action which would have a material adverse effect on MicroVision or on ESI and its subsidiaries.

          5.1.2 Litigation. There shall not be in effect any order, decree or injunction of a Federal or State court of competent jurisdiction restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each party agreeing to use its best efforts, including appeals to higher courts, to have any such non-final, appealable order, decree or injunction set aside or lifted), and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger.

          5.1.3 Asset Purchase Agreement. A closing shall have occurred simultaneously with the Closing of this Agreement under the Asset Purchase Agreement.

          5.1.4 Poolability Opinion. MicroVision shall have received a poolability opinion from KPMG Peat Marwick substantially in the form attached hereto as Exhibit H-3.

     5.2 Conditions to the Obligations of MicroVision and the Shareholders. The obligations of MicroVision and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.2.1 Representations, Warranties and Covenants. The representations and warranties of ESI and Merger Corp. contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date, which representations and warranties need only be true and correct as of such date and for changes specifically contemplated by this Agreement, and ESI and Merger Corp. shall each have performed all of their respective covenants and obligations hereunder to be performed as of the Closing. MicroVision shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of ESI by an executive officer of ESI and on behalf of Merger Corp. by an executive officer of Merger Corp. For purposes of affirming the accuracy of the representations and warranties of ESI made as of the Closing, the term "ESI SEC Reports" shall be deemed to include all registration statements, reports and proxy statements, including all amendments thereto, filed by ESI with the SEC after the date of this Agreement and prior to Closing.

          5.2.2 No Material Adverse Change. Since November 30, 1998 there shall have been no Material Adverse Change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in a Material Adverse Change to ESI and its subsidiaries. For purposes of this Agreement, "Material Adverse Effect" means with respect to any party hereto, a material adverse effect on the business, properties, assets, financial condition or results of operations of such party, taken as a whole, and a "Material Adverse Change" means the occurrence of an event that has resulted or could reasonably be expected to result in a Material Adverse Effect (but excluding changes affecting such party's industry as a whole or the national economy), other than changes contemplated by this Agreement.

          5.2.3 Opinion of Counsel. The Shareholders shall have received from Stoel Rives LLP, counsel to ESI and Merger Corp., an opinion dated the Closing Date with respect to such matters as may be reasonably requested by the Shareholders.

          5.2.4 Tax Opinion. The Shareholders shall have received a letter from KPMG Peat Marwick, dated as of the Closing Date, to the effect that the transaction contemplated by this Agreement qualifies as a non-taxable reorganization under the Internal Revenue Code and, based on such qualification, the Shareholders will not be required to recognize gain or loss as a consequence of the consummation of the transactions contemplated by this Agreement.

     5.3 Conditions to the Obligations of ESI and Merger Corp. The obligations of ESI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.3.1 Representations, Warranties and Covenants. The representations and warranties of MicroVision and the Shareholders contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing Date, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date which representations and warranties need only be true and correct as of such date and for changes specifically contemplated by this Agreement and MicroVision and the Shareholders shall have performed in all material respects all of their covenants and obligations hereunder to be performed as of the Closing. ESI shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed by each of the Shareholders and on behalf of MicroVision by an executive officer of MicroVision.

          5.3.2 Opinion of Counsel. ESI and Merger Corp. shall have received from Briggs and Morgan, counsel to MicroVision, an opinion dated the Closing Date with respect to such matters as may be reasonably requested by ESI and Merger Corp.

          5.3.3 [INTENTIONALLY OMITTED]

          5.3.4 Investment Representations Certificates. Each Shareholder shall have executed and delivered a Certificate in the form attached hereto as Exhibit I containing representations that such Shareholder is an accredited investor for securities law purposes, that such Shareholder is acquiring the ESI Common Stock for investment for his own account, and that such Shareholder has had the opportunity to ask questions about ESI and review the ESI SEC Reports.

          5.3.5 No Material Adverse Change; Completion of Inspection.

               5.3.5.1 No Material Adverse Change. Since the date of the Current Balance Sheet there shall have been no Material Adverse Change.

               5.3.5.2 Completion of Investigation. On or before January 31, 1999, ESI shall have completed to its satisfaction its investigation of MicroVision's business, including without limitation, the investigation referred to in Section 4.2.2, and such investigation shall have not revealed any facts or circumstances (including those arising as a result of the acquisition contemplated hereby) that ESI believes are reasonably likely to have a material adverse effect on the business, properties, financial condition, or results of operations of MicroVision.

          5.3.6 [INTENTIONALLY OMITTED]

          5.3.7 Related Party Agreements. All agreements or arrangements described on Schedule 3.1.22 (Related Parties), if requested by ESI, shall have been terminated or amended to the reasonable satisfaction of ESI.

          5.3.8 Shareholder Approval. ESI shall have received evidence satisfactory to it that all of the shareholders of MicroVision have voted in favor of the Merger in accordance with applicable provisions of the MBCA and the Articles of Incorporation and Bylaws of MicroVision.

          5.3.9 Employee Agreements. Each of Randgaard, Sjolund and Tschurr shall have signed an Employee Confidentiality and Assignment Agreement substantially in the form attached as Exhibit B.

          5.3.10 Escrow Agreement. The Escrow Agreement to be delivered under
Article II shall have been signed and delivered by the parties to such agreement other than ESI.

          5.3.11 Noncompetition Agreements. The Noncompetition Agreements to be delivered under Article II shall have been signed and delivered by each of the Shareholders.

          5.3.12 Asset Purchase Agreement. The Asset Purchase Agreement to be delivered under Article II shall have been signed and delivered by the parties to such agreement other than ESI.

          5.3.13 Updated Financial and Other Information. ESI shall have received (a) the unaudited balance sheet of MicroVision and the related statements of income and stockholder's equity for the most recent accounting period of MicroVision ended prior to the Closing Date, and (b) schedules of accounts receivable (including an aging analysis), inventories (organized by category), and backlog (by customer and product), in each case as of immediately prior to Closing and in each case with an officer's certificate as to accuracy and completeness of such schedule.

          5.3.14 Pooling Opinion. ESI shall have received an opinion from Arthur Andersen LLP in form and substance satisfactory to ESI that the Merger can be accounted for as a pooling of interests (the "Pooling Opinion").

          5.3.15 [INTENTIONALLY OMITTED]

          5.3.16 [INTENTIONALLY OMITTED]

          5.3.17 Resignation and Release. The Resignations and Releases to be delivered under Article II shall have been signed and delivered by each Shareholder.

                                   ARTICLE VI

                          SURVIVAL AND INDEMNIFICATION

     6.1 Survival. All representations and warranties of any party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, but shall be extinguished and be of no further force or effect one year after the Closing Date. No Claim Notice (as hereinafter defined) shall be effective if delivered after the time period referred to above in this Section 6.1.

     6.2 Scope of Indemnification. From and after the Effective Time and subject to the limitations of this Article VI, each Shareholder, in accordance with his pro rata share of ESI Common Stock received in the Merger, will severally, but not jointly and severally, indemnify and hold harmless ESI and Merger Corp. and their respective officers, directors and shareholders (collectively, the "Indemnified Parties") from, for and against any such losses, costs, expenses, damages and liabilities, including reasonable attorneys' fees (collectively, "Damages"), on a dollar for dollar basis, incurred by an Indemnified Party by reason of or arising out of any inaccuracy in any representation or warranty or the breach of any covenant of MicroVision or the Shareholders made in this Agreement or any documents, instruments or agreements executed and delivered in connection with this Agreement or out of any claims made and disclosed in Schedule 3.1.21; provided, however, that the limitation of liability for each Shareholder shall be the shares of ESI Common Stock placed in escrow by such Shareholder pursuant to Section 6.3.

     6.3 Escrow. On the Closing Date, ESI shall, on behalf of each of the Shareholders, deliver to the Escrow Agent 10% of the shares of ESI Common Stock to be received by the Shareholders pursuant to Section 1.3 of this Agreement, provided that the shares to be delivered on behalf of each Shareholder shall be rounded downward to the nearest whole share of ESI Common Stock (such deposited shares shall be referred to as the "Escrowed Property"). The Escrowed Property will be deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement. The escrow and the Escrow Agreement shall terminate and the Escrowed Property shall be distributed to the Shareholders at the earliest time provided for in the Escrow Agreement, but not later than the first anniversary of the Closing Date.

     6.4 Limitations. Notwithstanding any other provision of this Agreement to the contrary, the liability of the Shareholders pursuant to Section 6.2 shall be subject to the following limitations:

          6.4.1 Minor Claims. The Shareholders shall not have any liability or indemnity obligation under Section 6.2 with respect to the first $500,000 of Damages of the Indemnified Parties. The foregoing shall be a fully deductible amount that will not under any circumstances be recoverable by ESI or Merger Corp., or any party claiming through such parties.

          6.4.2 Escrowed Property. The indemnity obligation of the Shareholders under Section 6.2 shall be satisfied solely out of the Escrowed Property in accordance with the Escrow Agreement. To make a claim against the Escrowed Property, the Indemnified Parties must deliver a Claim Notice within 8 months of the Closing Date.

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
          6.4.3 Effect of Payment. Any amounts paid to or on behalf of any of the parties hereto as indemnification shall be treated as an adjustment to the Merger Consideration.

          6.4.4 Sole and Exclusive Remedy. The foregoing indemnification provisions set forth in this Article VI shall be the sole and exclusive remedy for matters covered by this Article VI.

          6.4.5 Limitation Based Upon Knowledge. Except for claims made and disclosed in Schedule 3.1.21, the Shareholders will not be liable with respect to any claim covered by this Article VI if the facts and circumstances giving rise to such claim were set forth on any other disclosure schedules attached hereto.

     6.5 Claim Procedure for Indemnification. The obligations and liabilities of the Shareholders in connection with claims for indemnification for Damages by an Indemnified Party shall be subject to the following terms and conditions:

          6.5.1 Notice. The Indemnified Party shall give written notice to the Shareholders and, for claims made during the term of the Escrow Agreement, the Escrow Agent of its claim for indemnification as promptly as practicable whenever the Indemnified Party shall have determined that there are facts or circumstances which entitle ESI to indemnification under this Article VI; provided, however, that the failure to give a timely notice of a claim for indemnification shall not diminish the indemnification obligations hereunder except to the extent that the delay in giving such notice materially adversely affects the ability of the Shareholders to mitigate Damages with respect to any claim. The notice ("Claim Notice") shall set forth in reasonable detail the basis for the claim, the nature of the Damages and the amount thereof, to the extent known.

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
          6.5.2 Response to Third Party Claim. If the Claim Notice states that a claim has been asserted by a third party against the Indemnified Party (a "Third Party Claim"), ESI shall undertake, conduct and control, through counsel of its choosing, the good faith settlement or defense of the Third Party Claim. The Shareholders shall be kept apprised of the status of such Third Party Claims. The Shareholders shall have the right to participate in, but not control, the defense of such Third Party Claim at their sole cost and expense.

          6.5.3 Diligent Conduct. If, within five days after receipt by ESI from the Shareholders of written notice that ESI is not diligently conducting the defense or attempted settlement in good faith, ESI does not provide reasonably sufficient evidence to the Shareholders that ESI is diligently conducting the defense or attempting settlement in good faith, the Shareholders shall thereafter have the right to contest, settle or compromise the Third Party Claim.

                                   ARTICLE VII

                                   TERMINATION

     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement, by the mutual consent of MicroVision, ESI and Merger Corp.

     7.2 Termination by Either MicroVision or ESI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective
Time:

          (a) by ESI, Merger Corp. or MicroVision if the Merger shall not have become effective on or prior to February 28, 1999, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

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
          (b) by ESI, Merger Corp. or MicroVision if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

          (c) by notice of objection to a Supplement to or from one party hereto pursuant to the procedures described in Section 8.13 hereof. To terminate this Agreement, such Supplement must be material to the representation or warranty so modified.

     7.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, (i) this Agreement immediately will become void and of no effect, except that Sections 4.2.3 and 8.1 will survive the event of termination; and (ii) no party hereto (or any of its directors of officers) shall have any liability or further obligation to any other party to this Agreement, except for willful breach of a party's representations, warranties, covenants or agreements which caused such termination under this Agreement.

                                  ARTICLE VIII

                            MISCELLANEOUS AND GENERAL

     8.1 Payment of Expenses. Other than in the event of breach of this Agreement by the other party and except as provided in Section 3.1.34, MicroVision shall be responsible for all professional fees incurred by it in connection with the transactions contemplated by this Agreement, and each party shall be responsible for all other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. Nothing in this Agreement is meant to limit the right of a non-breaching party to obtain reimbursement of expenses and other

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
damages, including attorneys fees, incurred as a result breach of this Agreement by the other party.

     8.2 Entire Agreement. This Agreement, including the schedules and the exhibits hereto, constitutes the entire agreement between the parties hereto and supersede all prior discussions, negotiations, agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

     8.3 Assignment. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of each of ESI, MicroVision and the Shareholders.

     8.4 Binding Effect; No Third Party Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject to the restrictions on assignment contained in
Section 8.3. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give to a person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     8.5 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented at any time prior to or at the Closing, whether before or after the votes of shareholders of MicroVision, by written agreement executed and delivered by the duly authorized officers of MicroVision and ESI and the Shareholders.

     8.6 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any waiver by a party must be in writing.

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
     8.7 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     8.8 Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     8.9 Subsidiary. When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

     8.10 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by overnight carrier or by telex, telegram or facsimile (in each case with evidence of confirmed transmission) as follows:

          If to the Shareholders, to them at:

               Thomas M. Randgaard
               1730 Kenwood Parkway
               Minneapolis, MN  55405

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
               Paul R. Sjolund
               4790 Baycliff Road
               Excelsior, MN  55331

               Mark W. Tschurr
               2018 Irving Avenue South
               Minneapolis, MN  55405

          with copies to:

                Briggs and Morgan
                2400 IDS Center
                Minneapolis, MN 55402
                Attention: Michael J. Grimes
                Fax: (612) 334-8650

          If to ESI or Merger Corp., to it at:

                13900 NW Science Park Drive
                Portland, OR  97229
                Attention:  President and Chief Executive Officer
                Fax:  (503) 671-5698

          with copies to:

                Stoel Rives LLP
                900 SW Fifth Avenue, Suite 2600
                Portland, OR  97204-1268
                Attention:  Annette M. Mulee
                Fax:  (503) 220-2480

or to such other person or address as any party shall specify by notice in writing. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

     8.11 Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon, exclusive of choice of law rules, except that the provisions of this Agreement relating to the Merger shall also be governed by the merger provisions of the MBCA.

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
     8.12 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     8.13 Supplementation of Disclosure Schedules. Prior to the Effective Time any party hereto may deliver a supplement (a "Supplement") to one or more of the disclosure schedules contemplated by this Agreement and previously delivered to the other parties. Any and all Supplements must be in writing and must be delivered to the other party or parties prior to the Effective Time. If the other party or parties object to a proposed Supplement, the sole remedy of such objecting party shall be the termination of this Agreement in accordance with
Section 7.2 hereof.

                            [SIGNATURE PAGE FOLLOWS.]

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
     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

                                       ELECTRO SCIENTIFIC INDUSTRIES, INC.


                                       By J. L. REINHART
                                          --------------------------------------
                                          Joseph L. Reinhart,
                                          Vice President, Business Development


                                       MICROVISION, INC.


                                       By THOMAS M. RANDGAARD
                                          --------------------------------------
                                          Thomas M. Randgaard,
                                          President


                                       MAGELLAN MERGER CORP.


                                       By J. L. REINHART
                                          --------------------------------------
                                          Joseph L. Reinhart
                                          Vice President and Corporate Secretary



                                       THOMAS M. RANDGAARD
                                       -----------------------------------------
                                       Thomas M. Randgaard



                                       PAUL R. SJOLUND
                                       -----------------------------------------
                                       Paul R. Sjolund



                                       M. TSCHURR
                                       -----------------------------------------
                                       Mark W. Tschurr

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